Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction of Incorporation or Organization
Pioneer Metals Unlimited Liability Company	British Columbia
Barrick Holding Co.	California
Homestake Mining Company of California	California
Homestake Lead Company of Missouri	California
Beluga Coal Company	California
Barrick Gold U.S. Inc.	California
Golden Sunlight Mines, Inc.	California
Argentina Gold Corp.	Canada (Federal)
Placer Dome Technical Services Limited	Canada (Federal)
Barrick Goldstrike Mines LLC	Colorado
ABX Holdco 2 LLC	Delaware
BR Investments Inc.	Delaware
Barrick Gold Exploration Inc.	Delaware
Barrick Resources (USA) Inc.	Delaware
Barrick Gold of North America, Inc.	Delaware
Barrick (HMC) Mining Company	Delaware
Barrick North America Finance LLC	Delaware
Advanced Nevada Tunneling Solutions, Inc.	Delaware
Barrick Turquoise Ridge Inc.	Delaware
Barrick Gold Finance LLC	Delaware
E&B Explorations Inc.	Delaware
NB US Investments, LLC	Delaware
Barrick Nevada Holding LLC	Delaware
Nevada Gold Mines LLC	Delaware
NGM Cortez LLC	Delaware
Nevada Gold Energy LLC	Delaware
Barrick Cortez LLC	Delaware
Leeville Holdco LLC	Delaware
Nevada Gold Rail LLC	Delaware
Bohio Resources DR S.A.S.	Dominican Republic
Barrick Gold (Pueblo Viejo) Limited	Jersey

Entity	Jurisdiction of Incorporation or Organization
Barrick Gold (Veladero) 1 Limited	Jersey
Pueblo Viejo (Jersey) 1 Limited	Jersey
Pueblo Viejo Dominicana Jersey 2 Limited	Jersey
Pinson Mining Company	Nevada
ABX Insurance, Inc.	Nevada
Precious Metals Recovery LLC	Nevada
Barrick Gold Finance Company	Nova Scotia
Barrick Gold Inc.	Ontario
Lac Properties Inc.	Ontario

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